[TSYS LOGO]
For Immediate Release


 Contact:  James B. Lipham                  Patrick A. Reynolds
           Chief Financial Officer          Director of Investor Relations
           (706) 649-2262                   (706) 649-4973

                  TSYS EXPECTS TO EXCEED ANALYSTS' ESTIMATES FOR 1996

         Columbus, Ga., September 16, 1996 --Today, at 11:00 a.m., Total System Services, Inc. (TSYS) (NYSE: "TSS") Chairman of the Board and Chief Executive Officer Richard W. Ussery will announce at the Donaldson, Lufkin, & Jenrette Emerging Growth Conference in New York that he expects earnings for 1996 to exceed current analysts' estimates by approximately 10%.
         This forward-looking projection is based on a series of projections and estimates reflecting greater revenues generated from the conversion of new customers to TSYS' credit card processing system, the growth of existing customers' accounts on file, and increased volumes as well as use of ancillary services, better results for the start up of Vital Processing Services, TSYS' merchant processing joint venture with Visa(R) U.S.A., and continued improvements in productivity through better expense control.
         Headquartered in Columbus, Ga., TSYS is one of the world's largest credit, debit and private- label card processing companies, serving card issuing institutions located throughout the United States, Puerto Rico, Canada and Mexico, representing more than 76 million cardholder accounts. TSYS provides a comprehensive on-line system of data processing services marketed as THE TOTAL SYSTEMSM. The company is an 80.8 percent owned subsidiary of Synovus Financial Corp. (NYSE- "SNV"), a $8.3 billion asset, multi-financial services company that also includes 34 banking affiliates in four southeastern states, a full-service brokerage firm, a comprehensive trust services provider and a mortgage services company. Synovus' Internet address is http://www.snv.com.

         The matters set forth in this news release are forward-looking statements that are dependent on certain risks and uncertainties including the financial strength of the economy, particularly the consumers' continued utilization of credit cards as payment systems and a credit medium, continuing scheduled conversions of new and existing customers to the company's cardholder software, the economic viability of the company's joint ventures, and the continued operational capabilities of the company.

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